Bank of America                                         Business Loan Agreement
National Trust and Savings Association              (Receivables and Inventory)

This Agreement dated as of ___March 18, __________, 1996, is among Bank of America National Trust and Savings Association (the "Bank"), Ashworth, Inc. ("AI"), Ashworth Store I, Inc. ("AS-I"), Ashworth Store II, Inc. ("AS-II"), Ashworth International, Inc. ("AII") and Ashworth U.K., Ltd. ("AUK") (AI, AS-I, AS-II, AII and AUK are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

         DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1     "Borrowing Base" means the sum of:

(a)     75% of the balance due on Acceptable Receivables; and

(b) a percentage of the value of Acceptable Inventory calculated by adding together:

        (i)     30% of the value of Acceptable Inventory; and

        (ii)    15% of the  value of  inventory  segregated  to be sold  through
                retail   outlet   stores   commonly    referred   to   as   slow
                moving/obsolete inventory ("Secondary Inventory").

In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrowers' cost, (ii) the Borrowers' estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate. Prior to multiplying the value of Secondary Inventory by the percentage rate specified above, the Bank will deduct the Borrowers' inventory reserves. The value of Secondary Inventory shall be included in the Borrowing Base from the date of this Agreement through August 31, 1996. The aggregate value of Acceptable Inventory and Secondary Inventory to be included in the Borrowing Base shall not exceed 75% of the balance due on Acceptable Receivables.

1.2 "Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a) The account has resulted from the sale of goods or the performance of services by any Borrower in the ordinary course of such Borrower's business.

     (b) There are no conditions which must be satisfied before the Borrowers are entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

     (c) The debtor upon the account does not claim any defense to payment of the account.

     (d) The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrowers by the account debtor (inlcuding offsets for any "contra accounts"


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owed by the Borrowers or any Borrower to the account debtor for goods  purchased by the Borrowers or any Borrower or for services performed for the Borrowers or any Borrower). To the extent any counterclaims, offsets, contra accounts, or credit balances exist in favor of the debtor, such amounts shall be deducted from the account balance.

     (e) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.

     (f) The Borrowers have sent an invoice to the debtor in the amount of the account.

     (g) The account is owned by the Borrowers free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(h)     The debtor upon the account is not any of the following:

        (i) an employee, affiliate, parent or subsidiary of any Borrower, or an entity which has common officers or directors with any Borrower.

        (ii) the U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation and the Borrowers comply with the procedures in the Federal Assignment of Claims Act of 1940 with respect to the obligation.

        (iii)     any state, county, city, town or municipality.

        (iv) any person or entity located in a foreign country unless the account is supported by a letter of credit issued by a bank acceptable to the Bank.

        (v) any person or entity to whom any Borrower is obligated for goods purchased by such Borrower or for services performed for such Borrower.

(i) The account is not in default. An account will be considered in default if any of the following occur:

        (i) The account is not paid after the 60 day period from its due date; or for accounts on extended terms, the account is not paid after the 120 day period from its invoice date;

        (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

        (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(j) The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.



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     (k) The account  does not arise from the sale of goods which  remain in any
Borrower's possession or under any Borrower's control.

     (l) The account is not evidenced by a promissory note or chattel paper.

     (m)          The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 10% of the total amount of the Borrowers' Acceptable Receivables at that time.

1.3 "Acceptable Inventory" means inventory which satisfies the following requirements:

     (a) The inventory is owned by any of the Borrowers free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

     (b) The inventory is permanently located at locations which the Borrowers have disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank.

     (c) The inventory is held for sale or use in the ordinary course of the Borrowers' business and is of good and merchantable quality. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable. Display items, work in process and packing and shipping materials are not acceptable.

     (d)          The inventory is not placed on consignment.

     (e)          The inventory is otherwise acceptable to the Bank.

1.4      "Credit Limit" means the amount of Seventeen Million Dollars
($17,000,000).

2.      LINE OF CREDIT AMOUNT AND TERMS

2.1     Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b) This is a revolving line of credit for advances with a within line facility for letters of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

(c) The Borrowers agree not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet


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        reimbursed,  to exceed the  Commitment.  If the  Borrowers  exceed  this limit, the Borrowers will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrowers under this Paragraph to the obligations of the Borrowers to the Bank in the order and the manner as the Bank, in its discretion, may determine.

2.2 Availability Period. The line of credit is available between the date of this Agreement and February 28, 1997 (the "Expiration Date") unless any Borrower is in default.

2.3 Conditions to Each Extension of Credit. Before each extension of credit under the line of credit, including the first, the Borrowers will deliver the following to the Bank if requested by the Bank:

(a) a borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based;

(b) copies of the invoices or the record of invoices from each Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder; and

(c) copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

2.4     Interest Rate.

(a) Unless the Borrowers elect an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

2.5     Repayment Terms.

(a) The Borrowers will pay interest on March 31, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

2.6 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrowers may elect to have all or portions of the line of credit (during the availability period) bear interest at the


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rate(s)  described below during an interest period agreed to by the Bank and the
Borrowers. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrowers have designated another optional interest rate for the portion. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.7 Short Term Fixed Rate. The Borrowers may elect to have all or portions of the principal balance of the line of credit bear interest at the Short Term Fixed Rate, subject to the following requirements:

(a) The "Short Term Fixed Rate" means the Short Term Base Rate the Bank and the Borrowers agree will apply to the portion during the applicable interest period.

(b) The "Short Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Short Term Fixed Rate portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Short Term Fixed Rate portion and with an interest and principal payment schedule equal to the Short Term Fixed Rate portion and for a term equal to the applicable interest period. The Short Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Short Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

(c) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

(d) The interest period during which the Short Term Fixed Rate will be in effect will be no shorter than 14 days and no longer than one year.

(e) Each Short Term Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(f) Any portion of the principal balance of the line of credit already bearing interest at the Short Term Fixed Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a Short Term Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been prepaid, exceeds

     (ii)the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment


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         date for the amount  prepaid,  if  earlier).  The Borrower may elect to have all or portions of the principal balance of the [loan] [line of credit] bear interest at the Short Term Fixed Rate, subject to the following requirements:


2.8 Offshore Rate. The Borrowers may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate, subject to the following requirements:

(a) The "Offshore Rate" means the interest rate the Bank and the Borrowers agree will apply to the portion during the applicable interest period.

 (b) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(c) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) The Borrowers may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

        (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank market; or

        (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

2.9     Letters of Credit.  This line of credit may be used for financing:



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(i)     commercial letters of credit with a maximum maturity of 365 days but not to extend more than 180 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 180 days beyond the Expiration Date.

(iii) The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed One Million Dollars ($1,000,000).

Each Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank. Without limiting the foregoing, no letter of credit may be issued to support any obligation of the Borrowers in connection with workers' compensation laws.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.10    Foreign Exchange Facility.

    (a) During the availability period, the Bank at its discretion may enter into spot and forward foreign exchange contracts with AI. The foreign exchange contract limit will be Six Hundred Fifty Thousand U.S. Dollars (U.S. $650,000), and the settlement limit will be Ninety-Seven Thousand Five Hundred U.S. Dollars (U.S. $97,500). The "foreign exchange contract limit" is the maximum limit on the net difference between the total foreign exchange contracts outstanding less the total foreign exchange contracts for which the Borrowers have already compensated the Bank. The "settlement limit" is the maximum limit on the gross total amount of all sale and purchase contracts on which delivery is to be effected and settlement allowed on any one banking day.

    (b) The Bank shall not be required to pay AI or deliver any foreign currency to AI under any foreign exchange contract until the Bank receives evidence satisfactory to it that AI has paid the Bank the required U. S. Dollars in immediately available funds or delivered the required foreign currency to the Bank under such foreign exchange contract at least 2 Banking Days prior to the settlement date. The Bank shall not be liable


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for  interest or other  damages  caused by any such failure to pay or deliver or any such delay in payment or delivery.

    (c) AI will pay the Bank on demand the Bank's then standard foreign exchange contract fees for each contract.

    (d) Foreign exchange contracts will be in form and substance satisfactory to the Bank.

    (e) No foreign exchange contracts will mature later than 120 days after Expiration Date.

    (f) AI understands the risks of, and is financially able to bear any losses resulting from, entering into foreign exchange contracts. The Bank shall not be liable for any loss suffered by AI as a result of the Borrower's foreign exchange trading. AI will enter into each foreign exchange contract in reliance only upon the Borrower's own judgment. AI acknowledges that in entering into foreign exchange contracts with AI, the Bank is not acting as a fiduciary. AI understand that neither the Bank nor AI has any obligation to enter into any particular foreign exchange contract with the other.

(g) AI hereby requests the Bank to rely upon and execute the Borrower's telephonic instructions regarding foreign exchange contracts, and AI agrees that the Bank shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized persons, unless caused by the wilful misconduct of the Bank or its officers or employees. AI agrees to protect the Bank and hold it harmless from any and all loss, damage, claim, expense (including the reasonable fees of outside counsel and the allocated costs of staff counsel) or inconvenience, however arising, which the Bank suffers or incurs or might suffer or incur, based on or arising out of said acts or omissions.

(h) AI agrees to promptly review all confirmations sent to AI by the Bank. AI understand that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which AI has already entered into with the Bank. AI agrees to promptly execute and return to the Bank confirmations which accurately reflect the terms of a foreign exchange contract, and immediately contact the Bank if AI believe a confirmation is not accurate. In the event of a conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of a confirmation, the provisions of this Agreement will prevail.

(i) AI agrees that the Bank may electronically record all telephonic conversations with AI relating to foreign exchange contracts and that such tape recordings may be submitted in evidence to any court or in any other proceedings relating to such contracts. AI agrees that in the event of a conflict, inconsistency or ambiguity between the terms of a foreign exchange contract as reflected in a tape recording and the terms stated on a confirmation, the terms reflected in the tape recording shall control.

(j) Any sum owed to the Bank under a foreign exchange contract may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described


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         elsewhere in this Agreement. AI hereby authorizes the Bank to debit the
         Borrower's account with the Bank for payments due from AI to the Bank with respect to any foreign exchange contract. AI acknowledges that any
         collateral  pledged  to  secure  the  Borrower's   performance  of  its
         obligations under this Agreement secures its obligations under foreign exchange contracts with the Bank.

(k) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an event of default under this Agreement, the Bank may:

         (1) Suspend performance of its obligations to AI under any foreign exchange contract;

         (2) Declare all foreign exchange contracts, interest and any other amounts which are payable by AI to the Bank immediately due and payable; and

         (3) Without notice to AI, close out any or all foreign exchange contracts or positions of AI with the Bank.

         The Bank shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to AI. AI shall be liable for any amounts owing to the Bank after exercise of any such rights and remedies.

3.      FEES AND EXPENSES

3.1 Unused Commitment Fee. The Borrowers agree to pay a fee on any difference between the Credit Limit and the amount of credit the Borrowers actually use, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 0.25% per year. This fee will be calculated as of the last day of each calendar quarter. This fee is payable quarterly in arrears.

3.2     Expenses.

(a) The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

(b) The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(c) The Borrowers agree to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

4.       COLLATERAL

4.1 Personal Property. The Borrowers' obligations to the Bank under this Agreement will be secured by personal property AI, AS-I and AS-II now own or will own in the future as listed below. The collateral is further


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defined in security  agreement(s)  executed by AI, AS-I and AS-II.  In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrowers or any one of them to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers have otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrowers or any one of them to the Bank shall also secure this Agreement.

(a)      Equipment.

(b)      Inventory.

(c)      Receivables.

(d)      Ashworth name trademark.

5.       DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrowers will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

     (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

5.3     Telephone Authorization.

     (a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrowers, or any other individual designated by any one of such authorized signers.

     (b) Advances will be deposited in and repayments will be withdrawn from Borrower 1's account number 14503-50974, or such other of the Borrowers' accounts with the Bank as designated in writing by the Borrowers.

     (c) The Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This indemnity and excuse will survive this Agreement's termination.


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5.4      Direct Debit (Pre-Billing)

     (a) The Borrowers agree that the Bank will debit the Borrower 1's deposit account number 14503-50974, or such other of the Borrowers' accounts with the Bank as designated in writing by the Borrowers (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrowers becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

     (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

     (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

        (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

        (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

     (d) The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 Taxes. The Borrowers will not deduct any taxes from any payments they make to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrowers, the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrowers will not pay the Bank's net income taxes.

5.7 Additional Costs. The Borrowers will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

     (a)          any reserve or deposit requirements; and

     (b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

5.9 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 1.00 percentage point. This may result in compounding of interest.

5.10 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate which is 2.00 percentage points higher than the rate of interest otherwise provided under this Agreement.
This will not constitute a waiver of any default.

5.11 Overdrafts. At the Bank's sole option in each instance, the Bank may do one of the following:

     (a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrowers with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

     (b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrowers with the Bank.

This paragraph shall not be deemed to authorize the Borrowers to create overdrafts on any of the Borrowers' accounts with the Bank.

5.12 Payments in Kind. The proceeds of collections of the Borrowers' accounts receivable, when received by the Bank in kind, shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrowers.

6.       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

6.1 Authorizations. Evidence that the execution, delivery and performance by each Borrower (and each guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 Security Agreements. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

6.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

6.4 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.5      Other Items. Any other items that the Bank reasonably requires.

7.      REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

7.1 Organization of Borrowers. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrowers' consolidated and consolidating financial statement dated as of January 31, 1996, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any guarantor's) financial condition.

(b)     in form and content required by the Bank.

(c)     in compliance with all government regulations that apply.

Since the date of the financial statement(s) specified above, there has been no material adverse change in the assets or the financial condition of any Borrower (or any guarantor).

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower which, if lost, would impair the Borrowers' or any Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

7.9 Permits, Franchises. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 Income Tax Returns. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

7.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13 Merchantable Inventory. All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects.

7.14 Location of Borrowers. Each Borrower's place of business (or, if any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrowers' signature on this Agreement.

8.       COVENANTS

The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 Use of Proceeds. To use the proceeds of the credit only for working capital advances and letters of credit.

8.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

     (a) Within 90 days of the Borrowers' fiscal year end, the Borrowers' annual financial statements. These financial statements must be audited
(with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank and include the CPA's management letter. The statements shall be prepared on a consolidated basis.

     (b) Within 90 days of the Borrowers' fiscal year end, the Borrowers' annual financial statements. These financial statements may be prepared by the Borrowers. The statements shall be prepared on a consolidating basis which shall include the Borrowers' wholly owned subsidiaries.

     (c) Within 30 days of the period's end, the Borrowers' monthly financial statements (including without limitation the twelfth fiscal month in each fiscal year). These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

     (d) Within 30 days of the period's end, a monthly certificate of compliance, to include calculations, duly executed by the Borrower's chief financial officer or a designated officer acceptable to the Bank.


(e) Within 60 days of the Borrowers' fiscal year end, the Borrowers' annual projections.

     (f) Copies of each Borrower's Form l0-K Annual Report and Form l0-Q Quarterly Report within 15 days after the date of filing with the Securities and Exchange Commission.

     (g) A borrowing certificate setting forth the respective amounts of Acceptable Receivables and Acceptable Inventory as of the last day of each month within 20 days after month end, together with copies of the invoices or the record of invoices from each Borrower's sales journal for such Acceptable Receivables and copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

     (h) Statements showing an aging and reconciliation of each Borrower's receivables within 20 days after the end of each month.

     (i) A statement showing an aging of accounts payable within 20 days after the end of each month.

     (j) If the Bank requires the Borrowers to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrowers, a schedule of the amounts so collected and delivered to the Bank.

     (k) An inventory listing within 20 days after the end of each month; the listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

     (l) A listing of the names and addresses of all debtors obligated upon each Borrower's accounts receivable within 30 days after the end of each annual accounting period.

     (m) Promptly upon the Bank's request, such other statements, lists of property and accounts, budgets, name and address listing, forecasts or reports as to the Borrowers and as to each guarantor of the Borrowers' obligations to the Bank as the Bank may request.

8.3 Quick Ratio. To maintain on a consolidated basis a ratio of quick assets to current liabilities of at least the amounts indicated for each period specified below:

    Period                                                    Ratio

    From the date of this Agreement
    through May 31, 1996                                     0.70:1.0

    From June 1, 1996 through October 31, 1996                1.25:1.0

    From November 1, 1996 and thereafter                      1.00:1.0

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

8.4 Tangible Net Worth. To maintain on a consolidated basis tangible net worth equal to at least the amounts indicated for each period specified below:

     Period                                                    Amount

     From the date of this Agreement                         $36,000,000
     through July 30, 1996

     From July 31, 1996 and thereafter                       $40,000,000

"Tangible net worth" means the gross book value of the Borrowers' assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrowers) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.5 Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis a ratio of total liabilities to tangible net worth not exceeding 0.80:1.0.

"Total liabilities" means the sum of current liabilities plus long term liabilities.

8.6 Debt Service Coverage Ratio. To maintain on a consolidated basis debt service coverage ratio of at least 1.25:1.0.

"Debt service coverage ratio" means the ratio of EBITDA to the current portion of long term debt plus interest expense and unfinanced capital expeditures. "EBITDA" is defined as earnings before interest expense, taxes, depreciation and amortization. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

8.7 Limitation on Losses. With respect to each Borrower, not to incur net losses for 2 consecutive fiscal quarters, and in no event incur a net less in excess of Five Hundred Thousand Dollars ($500,000) in any one fiscal quarter.

8.8 Other Debts. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

     (a)       Acquiring goods, supplies, or merchandise on normal trade credit.

     (b) Endorsing negotiable instruments received in the usual course of business.

     (c)          Obtaining surety bonds in the usual course of business.

     (d) Debts, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrowers' financial statement dated January 31, 1996.

     (e) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

8.9 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:

     (a)          Deeds of trust and security agreements in favor of the Bank.

     (b)          Liens for taxes not yet due.

     (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

     (d) Additional purchase money security interests in personal property acquired by the Borrowers or any one of them after the date of this Agreement.

8.10 Capital Expenditures. With respect to all Borrowers on an aggregate basis, not to spend or incur obligations (including the total amount of any capital leases) for more than Three Million Dollars ($3,000,000) in any single fiscal year to acquire fixed or capital assets.

8.11 Dividends. Not to declare or pay any dividends on any of the Borrowers' shares except dividends payable in capital stock of the Borrowers, and not to purchase, redeem or otherwise acquire for value any of the Borrowers' shares, or create any sinking fund in relation thereto.

8.12     Notices to Bank.  To promptly notify the Bank in writing of:

     (a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against any one or more of Borrowers (or any guarantor).

     (b) any substantial dispute between any Borrower (or any guarantor) and any government authority.

     (c)       any failure to comply with this Agreement.

     (d) any material adverse change in any Borrower's (or any guarantor's) financial condition or operations.

     (e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business;

8.13     Books and Records.  To maintain adequate books and records.

8.14 Audits. To allow the Bank and its agents to inspect the Borrowers' properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.15 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

8.16 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises each Borrower now has.

8.17 Maintenance of Properties. To make any repairs, renewals, or replacements to keep each Borrower's properties in good working condition.

8.18 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.19 Cooperation. To take any action requested by the Bank to carry out the intent of this Agreement.

8.20     Insurance.

     (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

     (b) General Business Insurance. To maintain insurance as is usual for the Borrowers' business.

     (c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.21 Additional Negative Covenants. Not to, without the Bank's written consent:

     (a) engage in any business activities substantially different from the Borrowers' or any Borrower's present business.

     (b)       liquidate or dissolve the Borrowers' or any Borrower's business.

     (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

     (d) lease, or dispose of all or a substantial part of the Borrowers' or any Borrower's business or the Borrowers' or any Borrower's assets.

     (e)       acquire or purchase a business or its assets.

     (f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of the Borrowers' or any Borrower's fixed or capital assets.

9.       DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1 Failure to Pay. Any Borrower fails to make a payment under this Agreement when due.

9.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

9.3 False Information. Any Borrower has given the Bank false or misleading information or representations.

9.4 Bankruptcy. Any Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against any Borrower (or any guarantor), or any Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

9.5 Receivers. A receiver or similar official is appointed for any Borrower's (or any guarantor's) business, or the business is terminated.

9.6 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any one or more of Borrowers in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

9.7 Judgments. Any judgments or arbitration awards are entered against any one or more of Borrowers (or any guarantor), or any one or more of Borrowers (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

9.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects any Borrower's (or any guarantor's) financial condition or ability to repay.

9.9 Material Adverse Change. A material adverse change occurs in any Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.

9.10 Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any guarantor) has obtained from anyone else or which any Borrower (or any guarantor) has guaranteed.

9.11 Default under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

9.12 Other Bank Agreements. Any Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

9.13 Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

10.     ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2    California Law.  This Agreement is governed by California law.

10.3 Successors and Assigns. This Agreement is binding on the Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

10.4    Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between any one or more of Borrowers and the Bank, including but not limited to those that arise from:

        (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

        (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

        (iii)           Any violation of this Agreement; or

        (iv) Any claims for damages resulting from any business conducted between any one or more of Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United
        States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrowers and the Bank must consent to submission of the claim or controversy to arbitration. If all parties do not consent to arbitration, the controversy or claim will be settled as follows:

        (i) The Borrowers and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

        (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

        (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

        (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) This provision does not limit the right of the Borrowers or the Bank to:

        (i)     exercise self-help remedies such as setoff;

        (ii) foreclose against or sell any real or personal property collateral; or

        (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                (A)     an interim remedy; and/or

                (B)     additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the

        Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrowers and the Bank to seek resolution through arbitration.

(j)     If  the  Bank  forecloses   against  any  real  property  securing  this
        Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 Administration Costs. The Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

10.7 Attorneys' Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

10.8    Joint and Several Liability.

(a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).


(e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further


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        waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

(f) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(g) Each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

10.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.10           Disposition of Schedules, Reports, Etc. Delivered by Borrowers.
The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrowers. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

10.11 Returned Merchandise. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrowers may continue their present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrowers or upon such other disposition of the merchandise by the debtor in accordance with the Borrowers' instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

10.12 Verification of Receivables. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

10.13 Indemnification. The Borrowers agree to indemnify the Bank against, and hold the Bank harmless from, all claims, actions, losses, costs and expenses (including attorneys' fees and allocated costs for in-house legal services) incurred by the Bank and arising from any contention, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrowers' sales or leases to or performance of services for debtors obligated upon the Borrowers' accounts receivable and disclosures in connection therewith. This indemnity will survive repayment of the Borrowers' obligations to the Bank and termination of this Agreement.

10.14 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.

10.15 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.16 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of October 27, 1995, between the Bank and Borrower 1, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.


This Agreement is executed as of the date stated at the top of the first page.

Bank of America
National Trust and Savings Association     Ashworth, Inc.
/s/ Susan J. Pepping                       /s/ Gerald W. Montiel
BY: Susan J. Pepping                       By:
Title: Vice President                      Title: CEO & President

Ashworth Store I, Inc.                     Ashworth Store II, Inc.
/s/ Gerald W. Montiel                      /s/ Gerald W. Montiel
BY:                                        BY:
Title: CEO & President                     Title: CEO & President

Ashworth International, Inc.               Ashworth U.K., Ltd.
/s/ Gerald W. Montiel                      /s/ Gerald W. Montiel
BY:                                        BY:
Title: CEO & Presiden                      Title: CEO & President

Address where notices to the Bank      Address where notices to the Borrowers
are to be sent:                            are to be sent:
450 B Street                               2791 Loker Avenue West
San Diego, California 92101                Carlsbad, California 92008


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